UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2007

NUVEEN INVESTMENTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11123	36-3817266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 West Wacker Drive, Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)

(312) 917-7700 (Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 19, 2007, Nuveen Investments, Inc. (“Nuveen Investments”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Windy City Investments, Inc. (“Parent”) and Windy City Acquisition Corp., a wholly owned subsidiary of Parent (“Sub”). Parent and Sub are entities indirectly controlled by Madison Dearborn Partners, LLC.

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Sub will merge with and into Nuveen Investments, with Nuveen Investments as the surviving corporation of the merger (the “Merger”). As a result of the Merger, Nuveen Investments will become a wholly owned subsidiary of Parent and each outstanding share of Nuveen Investments common stock (other than dissenting shares) will be converted into the right to receive $65.00 in cash, without interest.

Nuveen Investments has made customary representations and warranties and covenants in the Merger Agreement, including regarding (i) the operation of the business of Nuveen Investments and its subsidiaries prior to the closing and (ii) the calling of a meeting of Nuveen Investments’ stockholders to be held to consider the adoption of the Merger Agreement.

Consummation of the Merger is subject to customary closing conditions, including adoption of the Merger Agreement by Nuveen Investments’ stockholders, obtaining fund and client consents sufficient to satisfy a revenue run-rate test and the expiration of the waiting period under the Hart-Scott-Rodino Act of 1976, as amended.  The obligation of Parent to consummate the Merger is not conditioned on its obtaining financing.

Upon the recommendation of a Special Committee of independent directors of Nuveen Investments, Nuveen Investments’ Board of Directors (the “Board”) unanimously approved the Merger and has recommended that Nuveen Investments’ stockholders adopt the Merger Agreement.

The Merger Agreement provides for a “go-shop” period through July 19, 2007 (the “go-shop period”) during which Nuveen Investments may actively solicit and negotiate competing “takeover proposals” (as defined in the Merger Agreement). If, during the go-shop period, Nuveen Investments receives a takeover proposal that the Board determines in good faith constitutes or would reasonably be expected to result in a “superior proposal” (as defined in the Merger Agreement), Nuveen Investments may continue to negotiate with the person submitting that takeover proposal through August 18, 2007 (the “negotiation period”).  After the go-shop period, Nuveen Investments is subject to a “no-shop” provision, which restricts its ability to, among other things, solicit, discuss or negotiate takeover proposals.  However, the no-shop restriction does not apply (i) during the negotiation period, to any person that, during the go-shop period, makes a takeover proposal that the Board determines in good faith at the end of the go-shop period constitutes or would reasonably be expected to result in a superior proposal or (ii) to any person that submits an unsolicited written takeover proposal after the go-shop period that the Board determines in good faith constitutes or would reasonably be expected to result in a superior proposal.

Nuveen Investments may terminate the Merger Agreement if it receives a takeover proposal that is not the result of an intentional breach of the no-shop provision and the Board determines in good faith that (i) such takeover proposal constitutes a superior proposal and (ii) failure to terminate the Merger Agreeement would be inconsistent with its fiduciary duties. Parent may terminate the Merger Agreement if Nuveen Investments’ Board changes its recommendation to Nuveen Investments’ stockholders regarding the Merger. In connection with either such termination or a termination in certain other circumstances, Nuveen Investments must pay to Parent a $200 million fee, except that if such termination is in connection with a takeover proposal from a person that made such takeover proposal during the go-shop period and the Board determined in good faith at the end of the go-shop period that such takeover proposal constituted or would reasonably be expected to result in a superior proposal, the fee will be $100 million.

Nuveen Investments or Parent may terminate the Merger Agreement if the requisite vote of the Nuveen Investments’ stockholders adopting the Merger Agreement is not obtained or if the Merger has not been consummated within nine months after the date of the Merger Agreement.

Nuveen Investments may also terminate the Merger Agreement if Parent has not received the requisite debt financing after satisfaction of all other conditions to the Merger and the lapse of the Marketing Period (as defined below).  In that case, Parent will be required to pay to Nuveen Investments a fee of $200 million.

Funds affiliated with the equity investors have delivered to Nuveen Investments a limited guaranty of Parent’s obligations in connection with the Merger Agreement (including, if applicable, the payment of the $200 million fee), up to a maximum amount equal to $400 million. Nuveen Investments, on the one hand, and Parent and Sub, on the other hand, are subject to an overall cap on damages of $400 million for breaches of the Merger Agreement.

Parent has obtained equity and debt financing commitments to finance the transactions contemplated by the Merger Agreement, including the payment of the merger consideration, cashout of the outstanding options and restricted stock units and payment of all related fees and expenses. Parent, however, is not required to consummate the Merger until after the completion of a marketing period (the “Marketing Period”). Subject to certain exceptions and blackout periods, the Marketing Period is the first period of 25 consecutive calendar days following the date on which Parent has certain financial information with respect to Nuveen Investments required to consummate the debt financing and the conditions to closing are satisfied.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about Nuveen Investments.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of  materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Nuveen Investments or Parent or any of their subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Nuveen Investments’ public disclosures.

The foregoing summary of the Merger Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Nuveen Investments reported that on June 19, 2007, Nuveen Investments’ Board of Directors appointed John P. Amboian as Chief Executive Officer of Nuveen Investments, effective July 1, 2007.

Mr. Amboian is President of Nuveen Investments, previously reporting to Timothy R. Schwertfeger, Nuveen Investments’ Chairman and current Chief Executive Officer.  Mr. Schwertfeger will serve as non-executive Chairman of the Board of Directors of Nuveen Investments and will remain the Chairman of the Nuveen fund board.  He is expected to continue to help shape Nuveen Investments’ strategic development.

The Board and Messrs. Schwertfeger and Amboian are discussing the terms and arrangements relating to the transition in roles and in connection with their rights and obligations under their employment agreements.  Nuveen Investments anticipates filing an amendment to this Current Report on Form 8-K once those new arrangements have been finalized in executed agreements.

For additional information regarding Messrs. Schwertferger and Amboian, please refer to Nuveen Investments’ proxy statement filed with the SEC on April 6, 2007.

Item 8.01  Other Events.

Attached as Exhibit 99.1 and incorporated herein by reference is a copy of the Registrant’s press release dated June 20, 2007 announcing the entry by Nuveen Investments, Parent and Merger Sub into the Merger Agreement.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Nuveen Investments, Inc. (Nuveen Investments) intends to file with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NUVEEN INVESTMENTS, THE PROPOSED TRANSACTION AND RELATED MATTERS. A definitive proxy statement will be sent to holders of Nuveen Investments’ common stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Nuveen Investments.

Investors will be able to obtain the proxy statement and the other related documents (when they become available) and other documents filed with the SEC free of charge at the SEC’s website at www.sec.gov. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention of Corporate Secretary.

Nuveen Investments, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Nuveen Investments’ common stock.  Information regarding Nuveen Investments’ directors and executive officers is available in the proxy statement filed with the SEC by Nuveen Investments on April 6, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.            Description

2.1	Agreement and Plan of Merger dated as of June 19, 2007, among Windy City Investments, Inc., Windy City Acquisition Corp. and Nuveen Investments, Inc.

99.1	Press Release dated June 20, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVEEN INVESTMENTS, INC.

	By:	/s/ John L. MacCarthy
Name: John L. MacCarthy
Title: Senior Vice President
Date: June 20, 2007

EXHIBIT INDEX

Exhibit No.            Description

2.1	Agreement and Plan of Merger dated as of June 19, 2007, among Windy City Investments, Inc., Windy City Acquisition Corp. and Nuveen Investments, Inc.

99.1	Press Release dated June 20, 2007